As filed with the Securities and Exchange Commission on November 5, 2018
                                                                                                                                                                         Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________________

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

_______________________________

Spar group, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0684451
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Westchester Avenue, South Building, Suite 204, White Plains, NY	10604
(Address of Principal Executive Offices)	(Zip Code)

_______________________________

2018 STOCK COMPENSATION PLAN of SPAR GROUP, INC.
(Full title of the plan)

_______________________________

James R. Segreto

Chief Financial Officer and Secretary

333 Westchester Avenue, South Building, Suite 204

White Plains, NY 10604
(914) 332-4100

(Name, address and telephone number, including area

code, of agent for service)

With a copy to: Lawrence D. Swift, Esquire General Counsel 333 Westchester Avenue, South Building, Suite 204 White Plains, NY 10604 (914) 332-4100

_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                   Accelerated filer  ☐

Non-accelerated filer  ☐                     Smaller reporting company  ☒                     Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	600,000 shares	$0.95	$570,000	$69.08

(1)	Represents 600,000 additional shares of common stock of the Company, $0.01 par value per share, available for issuance under the 2018 Stock Compensation Plan of SPAR Group, Inc. (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover such indeterminate number of additional shares as may be issued under the Plan as a result of the anti-dilution provisions contained therein.

(2)	Estimated solely for the purposes of calculating the registration fee under Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low sales prices of a share of common stock of the Company, as reported on the Nasdaq Capital Market on November 2, 2018, which is within five business days prior to the filing date of this registration statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the 2018 Stock Compensation Plan of SPAR Group, Inc. (the “Plan”), as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by SPAR Group, Inc. (the “Company” or the “Registrant”) with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on April 2, 2018;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on May 15, 2018 and August 20, 2018, respectively;

3.

The Company’s Current Reports on Form 8-K filed with the Commission on January 16, 2018, January 26, 2018, May 8, 2018, May 10, 2018, May 25, 2018, July 6, 2018, September 10, 2018 and September 28, 2018;

4.	Any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1, 2018;

5.

The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 22, 1996, including any amendment or report filed for the purpose of updating such description; and

6.

All documents filed after the date hereof (and prior to filing a post-effective amendment hereto that either expressly states there are no remaining unsold securities or deregisters all remaining unsold securities) by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those "furnished" (rather than "filed") with the Commission pursuant to the applicable form.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. The Company’s Certificate of Incorporation limits the liability of all directors to the maximum extent such liability can be limited under General Corporation Law of the State of Delaware (the “DGCL”). The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated By-Laws, as amended (the “Restated By-Laws”) provide that the Company is required to indemnify each of its directors and senior executives and is permitted to indemnify the other officers, employees and other agents of the Company to the fullest extent permitted by law. The Company’s Restated By-Laws also permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, which can be for their benefit as well as the Company’s benefit, and which can provide them with direct coverage even if indemnification may not be required or approved under the Restated By-Laws.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify (i) any director or officer; or (ii) any former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer or other person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify (i) any director or officer; or (ii) former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer or other person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer or other person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such director, officer or other person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery shall deem proper.

Section 145 of the DGCL further provides that (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation shall have power to purchase and maintain insurance on behalf of (a) a director or officer of the corporation, or (b) a former director or officer against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.

The Company carries directors’ and officers’ liability insurance covering its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Company files herewith or incorporates by reference the exhibits identified below:

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of SPAR Group, Inc. (referred to therein under its former name of PIA Merchandising Services, Inc.).(1)

3.2	Amended and Restated By-Laws of SPAR Group, Inc.(2)

5.1	Opinion of Foley & Lardner LLP.

10.1	2018 Stock Compensation Plan of SPAR Group, Inc.(3)

23.1	Consent of BDO USA, LLP.

23.2	Consent of Foley & Lardner LLP.(4)

24.1	Powers of Attorney.(5)

_____________________________________________

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-80429), as filed with the Commission on December 14, 1995 (the “Form S-1”), and the Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 8, 1999 (which, among other things, change the Company's name to SPAR Group, Inc.), (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the 2nd Quarter ended July 2, 1999, as filed with the Commission on August 16, 1999).

(2) Incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on July 6, 2018.

(3) Incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on May 5, 2018.

(4) Included in Exhibit 5.1.

(5) Included on the signature page to this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on November 5, 2018.

SPAR GROUP, Inc.

By:	/s/ Christiaan M. Olivier
Christiaan M. Olivier
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints James R. Segreto and Lawrence D. Swift and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on November 5, 2018 in the capacities indicated.

Signature	Title
/s/ Christiaan M. Olivier	Chief Executive Officer, President and Director
Christiaan M. Olivier	(Principal Executive Officer)

/s/ James R. Segreto	Chief Financial Officer
James R. Segreto	(Principal Financial Officer and Principal Accounting Officer)

/s/ Arthur B. Drogue	Director
Arthur B. Drogue

/s/ William H. Bartels	Director
William H. Bartels

/s/ Jack W. Partridge	Director
Jack W. Partridge

/s/ Peter W. Brown	Director
Peter W. Brown

/s/ R. Eric McCarthy	Director
R. Eric McCarthy

/s/ Lorrance T. Kellar	Director
Lorrance T. Kellar

S-1